Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Union Pacific Corporation on Form S-8 of our report dated January 20, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Union Pacific Corporation for the year ended December 31, 1999, as amended, and to the reference to us as experts in this Registration Statement.

/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
August 1, 2000